OPENWAVE STRENGTHENS EXECUTIVE LEADERSHIP TEAM WITH APPOINTMENT OF ROBERT VRIJ AS SENIOR VICE PRESIDENT OF WORLDWIDE FIELD OPERATIONS

Sales Leadership Team Also Bolstered by Appointments of Regional General Managers in Japan and EMEA Regions

REDWOOD CITY, CA – January 2, 2007 – Openwave Systems Inc. (Nasdaq: OPWV), the leading provider of independent software products and services for the communications industry, today announced the appointment of Robert Vrij, former president and CEO of Lucent’s Europe, Middle East, and Africa (EMEA) operation, as senior vice president of worldwide field operations, effective today. In his former capacity at Lucent, Vrij managed approximately $2B in revenue and oversaw an organization of 1,000 employees.

“Openwave is honored to have a world class executive of Robert Vrij’s caliber join our executive team as it reinforces the strength of our strategic position in the marketplace and the opportunities that lie ahead for the company," said David Peterschmidt, president and chief executive officer of Openwave. “Improving sales productivity is a critical element in Openwave’s previously articulated corporate strategy. Robert, with his depth of experience serving customers in the telecommunications industry, will oversee three of the most critical, customer facing areas of our business – worldwide sales, professional services and global support – and represents a significant step in positioning the Company to achieve its goals for FY 07 and beyond.”

Vrij will head a combined field operations team comprised of Openwave’s worldwide sales, professional services and global support organizations. In this newly created role, Vrij will also serve as a key member of the executive team and will be responsible for the successful execution of Openwave’s global sales and services strategy.

Robert Vrij is a seasoned telecom industry executive with a consistent global sales track record. Vrij most recently served as senior vice president of worldwide sales at General Bandwidth, a leading voice-over-IP (VoIP) telecommunications equipment manufacturer. Previously, Vrij served as vice president of sales at Lucent Technologies and, in his last assignment at Lucent, served as president and CEO of Lucent’s Europe, Middle East, and Africa (EMEA) operation. During his prior tenure at AT&T/Unisource, Vrij managed a global indirect channel of 37 of the most prominent Postal, Telegraph and Telephone (PTT’s) around the world. Vrij has also held senior executive sales positions at Voxpath Networks and NextiraOne.

Openwave also announced it is strengthening its regional sales operations, with the recent appointments of Kaz Ishii as general manager for Japan and Ray Coyte as general manager for EMEA. All regional general managers will report directly to Vrij and together, they will be focused on working with the regional sales and services teams to improve sales and services execution and further strengthen relationships with key Openwave customers. Dave Whalen, former global sales lead, has resigned from the company. Vrij will assume Whalen’s direct reports.

A veteran of the telecommunications industry within the Japanese and Asia Pacific regions, Ishii brings more than 21 years of experience in sales, marketing, business development and general management to Openwave, as well as a successful track record executing large deals. Ishii joins Openwave from Premier Global Service where he was president and responsible for all operations in the Japan region, including sales, business development and marketing. Before Premier Global Service, Ishii was regional vice president of Seven Networks. He also served as Openwave's vice present of marketing for Japan and held the general manager for Japan position at Phone.com before it merged with Software.com.

With more than 28 years in the telecommunications and technology industries, Ray Coyte comes to Openwave most recently from Critical Path, where he served as vice president of Northern, Central and Eastern Europe. Previously, he served as Managing Director and Vice President of Northern Europe at Comverse, where he significantly increased sales and profitability over a three-year period. Prior to

Comverse, Coyte served as sales director for the global communications industry at Unisys, where he led the largest telecom sales team in the EMEA region. Previously, Coyte ran the global sales team in Europe for AT&T, and held numerous sales positions at IBM where he was a member of the top 5% of the company’s sales force.

About Openwave

Openwave Systems Inc. (Nasdaq: OPWV) is the leading independent provider of software solutions that ignite mobility for the communications and media industries. Openwave empowers its customers to rapidly transform their business by sparking new revenue streams and market opportunities, building loyal subscriber communities and reducing operational costs. Openwave’s broad range of IP-based handset-to-network solutions enable the rapid launch of information, communication and entertainment services across networks and devices and include handset software, content delivery, adaptive messaging, location, music and video services. Openwave is a global company headquartered in Redwood City, California. For more information please visit www.openwave.com.

Openwave, the Openwave logo, Musiwave and the Musiwave logo are trademarks of Openwave Systems Inc. or its subsidiaries. All other trademarks are the properties of their respective owners.

Cautionary Note Regarding Forward Looking Statements

This release contains forward-looking statements relating to expectations, plans or prospects for Openwave Systems Inc. that are based upon the current expectations and beliefs of Openwave's management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. In particular, the following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: (a) the ability to make changes in business strategy, development plans and product offerings to respond to the needs of our current, new and potential customers, suppliers and strategic partners; (b) the ability to improve sales productivity; (c) the ability to continue to sell our existing products and enhancements; (d) the ability to develop and commercialize new products; and (e) the ability of the Company to transition to an end-to-end solutions provider.

For a detailed discussion of these and other cautionary statements, please refer to the risk factors discussed in filings with the U.S. Securities and Exchange Commission ("SEC"), including but not limited to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2006, and any subsequently filed reports. All documents also are available through the SEC's Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov or from Openwave's website at www.openwave.com.

Openwave Systems Inc. Investor Relations Mike Bishop investor@openwave.com Tel: 650-480-4461 Public Relations Vikki Herrera Vikki.Herrera@openwave.com Tel: 650-480-6753